SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 22, 2005
(Date of earliest event reported)

TERAYON COMMUNICATION SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-24647	77-0328533
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

4988 Great America Parkway, Santa Clara, CA 95054
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:                     (408) 235-5500

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into Material Definitive Agreements.

Employment Agreements with Jerry Chase and Mark Richman

On July 22, 2005, Terayon Communication Systems, Inc. (Company) entered into amended and restated employment agreements with Jerry Chase, the Company’s Chief Executive Officer, and Mark Richman, the Company’s Chief Financial Officer (respectively, Employment Agreement). Mr. Chase currently serves on the Company’s Board of Directors (Board).

Pursuant to his Employment Agreement, Mr. Chase will continue to serve as the Company’s Chief Executive Officer and will receive an annual base salary of at least $400,000. Pursuant to his Employment Agreement, Mr. Richman will continue to serve as the Company’s Chief Financial Officer and will receive an annual base salary of at least $300,000. If the Board’s Compensation Committee approves a bonus arrangement for any calendar year, Messrs. Chase’s and Richman’s target bonuses will be 75% of their then-current base salary.

Both Messrs. Chase and Richman will be employed at will. However, if they are subject to an involuntary termination (as defined in their Employment Agreements), they will become entitled to (i) a lump-sum cash payment equal to the sum of 1 times (x) their then-current base salary and (y) the greater of any performance bonus received for the prior year or their then-current target bonus (Bonus Amount) and (ii) reimbursement of COBRA premiums for up to 12 months.

If Messrs. Chase or Richman are subject to an involuntary termination within 12 months after a change in control of the Company (as defined in the Employment Agreements), they will be entitled to (i) a lump-sum cash payment equal to 2.5 times (for Mr. Chase) or 2 times (for Mr. Richman) (a) then-current base salary (or pre-change in control salary, if higher) and (b) the Bonus Amount, (ii) reimbursement of COBRA premiums for up to 30 months (for Mr. Chase) or 24 months (for Mr. Richman) and (iii) immediate vesting of all of their stock options. If any of the benefits paid to Messrs. Chase or Richman are subject to excise tax under Section 4999 of the Internal Revenue Code, the Company will gross-up Messrs. Chase and Richman on the amount of the excise tax (and any interest and penalties on the excise tax) that exceeds $200,000.

The Company has entered into similar agreements with other employees of the Company.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Terayon Communication Systems, Inc.
By:	/s/ Mark Richman
Mark Richman
Chief Financial Officer

Date: July 25, 2005

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